Exhibit 99.1

CENTRAL FREIGHT LINES, INC. ANNOUNCES AMENDMENT TO
MERGER AGREEMENT ELIMINATING CLOSING CONDITIONS

Waco, TX (PR Newswire) - September 20, 2006 - Central Freight Lines, Inc. (Nasdaq/NMS: CENF) announced today that it has entered into a First Amendment to its previously announced Agreement and Plan of Merger (as amended, the "Merger Agreement") with North American Truck Lines, LLC ("NATL") and Green Acquisition Company ("Green"). The Merger Agreement provides that Jerry Moyes and certain related parties would become the owners of Central, and Central would cease to be a publicly traded company.

In making the announcement today, Central stated that, among other things, the First Amendment:

•	Waives the purchaser's need to obtain financing as a condition to closing the merger; and

•
Clarifies that there is no pending litigation against Central that must be settled prior to closing the merger, other than the class action and derivate litigation for which agreements in principle to settle have been reached, as described in more detail below.

Other principal terms of the Merger Agreement, including price, remain unaltered by the First Amendment. As a result, pursuant to the Merger Agreement, at the effective time of the merger, all Central stockholders, other than Mr. Moyes, certain related parties, and a trust created for the benefit of Mr. Moyes' children, would receive cash in an amount equal to $2.25 per share of Central common stock.

As previously announced, Central also has reached oral agreements in principle with the plaintiffs to settle pending securities class action litigation, two purported derivative actions related to the period between the date of Central's initial public offering and August 2004, and a third derivative action related to the merger transaction. These agreements in principle, if completed, would satisfy a condition to closing of the merger. The agreements are subject to the completion of the usual and customary documentation for such settlements, and are subject to, and conditioned upon, final court approval. The settlements are expected to be funded from the proceeds of Central's directors' and officers' liability insurance policy.

Central also announced today that it had recently responded to a second set of comments from the Securities and Exchange Commission (the "SEC") with respect to its proxy statement for the 2006 Annual Meeting of Stockholders (the "Annual Meeting"). Approval of the Merger Agreement will be presented for a vote of Central's stockholders at the Annual Meeting. Subject to completion of the SEC review process, Central has identified November 13, 2006, as the tentative date for the Annual Meeting.

Once the SEC's review of the proxy statement is finalized, the definitive proxy statement will be mailed to Central's stockholders to solicit proxies for voting on the merger and other matters presented at the Annual Meeting.

Bob Fasso, Central's Chief Executive Officer and President, stated: “We are very pleased with these developments. We believe they represent significant steps toward completion of the merger. In particular, we believe that the elimination of the financing condition and the achievement of agreements in principle to settle litigation were important advancements toward completing the merger.”

Jerry Moyes added: “I am pleased that we have made the additional progress announced by Central today and look forward to closing the merger as soon as possible.”

Stockholders are urged to read the definitive proxy statement carefully when it becomes available because it will contain important information about Central, the merger transaction, and related matters. Stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Central through the SEC's web site at www.sec.gov. In addition, stockholders will be able to obtain free copies of the definitive proxy statement from Central.

Central Freight Lines, Inc. is a non-union, less-than-truckload carrier specializing in regional overnight and second day markets in the Midwest, Southwest, West Coast, and Pacific Northwest. Utilizing marketing alliances, Central also provides service to the Great Lakes, Northeast, Southeast, Mexico, and Canada.

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual events may differ materially from those set forth in the forward-looking statements. We undertake no obligation to update any of these forward-looking statements.

With respect to statements regarding the date of the Annual Meeting, the consummation of the merger and the proposed settlement of litigation, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that the review process or the satisfaction or waiver of other conditions in the Merger Agreement may cause the meeting to be delayed; the risk that our business and liquidity will suffer due to uncertainties caused by the announcement of the transaction; the risk that we may not be able to obtain third party and stockholder approvals necessary to consummate the transaction; as well as the risk that the transaction will not close for other reasons; the risk that the parties to the litigation in question will not be able to agree on the terms of the proposed settlement as they prepare the settlement documents or that the parties will not be able to obtain court approval of the proposed settlement for some reason.

Corporate Contact:
Jeff Hale, Chief Financial Officer
(480) 361-5295
jhale@centralfreight.com

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